Exhibit 99.1

Oteegee Innovations Acquires 40% of Oteegee International IP Distribution Rights

LAS VEGAS, NV – July 9, 2010 – Oteegee Innovations Inc. (OTCBB: OTGI) is pleased to announce it has signed and closed a share exchange agreement with Oteegee International Holdings Ltd. (Oteegee International), a Hong Kong company, to acquire 40% of Oteegee International in exchange for the issuance of 61,647,250 restricted shares in OTGI.  These restricted shares were issued on May 11, 2010 pending the close of the acquisition agreement.  In addition, the Company has agreed to raise the First Phase Funding as defined in the Agreement within thirty days of the Agreement being executed.

Oteegee International holds the exclusive international marketing and distribution rights to all technologies developed and manufactured by or for Oteegee IPR Ltd, the enterprise’s new-technology development division.  This is the first agreement of three to be executed by the Company pursuant to its non-binding Letter of Intent to acquire all of the assets of Grail Semiconductor and exclusive rights to a number of other independent innovative technologies in the fields of alternative energy, potable water, high technology, organic health, and education. This acquisition will facilitate OTGI’s penetration into international markets and play a key role in accelerating prospective revenues.

OTGI and its sister company Oteegee International will respectively handle the North American and International marketing and distribution for all the technologies and products developed by or for Oteegee IPR.

“The Oteegee business model is structured to be transparent, accountable, and financially stable. It is designed to be an investment vehicle that minimizes risk, maximizes potential profits, and shares the benefits fairly and equitably with   investors, inventors, consumers, and society as a whole.” stated Bob Stern, CEO of Grail Semiconductor and Oteegee IPR Ltd.

For more information, please contact:
Oteegee Innovations Inc.
Jordan Starkman
Chief Executive Officer
1-800-854-7970